
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-2000
<PERIOD-END>                                         DEC-31-1999
<CASH>                                               274,479
<SECURITIES>                                         825,856
<RECEIVABLES>                                        100,061
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               19,794,687
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       37,813,748<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           18,902,530
<TOTAL-LIABILITY-AND-EQUITY>                         37,813,748<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,707,630<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,208,139<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   591,819
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         1,756,524<F5>
<EPS-BASIC>                                        25.56
<EPS-DILUTED>                                        000

<F1>Included  in Total  Assets:  Investments  in Local Limited  Partnerships  of
$15,038,687, Deferred charges, net of $398,881, Tenant security deposits of $109,625, Mortgagee escrow deposits of $1,244,674 and other assets of $26,798.
<F2>Included  in  Total  Liabilities  and  Equity:  Mortgage  notes  payable  of
$15,153,800, Accounts payable to affiliates of $2,108,437, Accounts payable and accrued expenses of $179,774, Interest payable of $46,053, Tenant security deposits payable of $99,501, Other Liabilities of $409,766 and Minority interest in Local Limited Partnerships of $913,887. <F3>Total revenue includes: Rental of $1,518,386, Investment of $53,784 and Other of $135,460. <F4>Included in Other
Expenses: Asset management fees of $136,273, General and administrative of $306,019, Rental operations, exclusive of depreciation of $747,734, Bad debt of $215,345, Property management fees of $76,847, Depreciation of $495,397 and Amortization of $230,524. <F5>Net Income reflects: Equity in income of Local Limited Partnerships of $302,428, Minority interest in losses of Local Limited Partnerships of $147,498, Loss on liquidation of interest in Local Limited Partnership of $6,486, Gain on transfer of assets of $218,408 and Gain on transfer cancellation of indebtedness of $2,482,000.

